    SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Security Agreement”) is executed effective as of June 9, 2023, by STABILIS SOLUTIONS, INC., a Florida corporation, STABILIS LNG EAGLE FORD LLC, a Delaware limited liability company, STABILIS GDS, INC., a Delaware corporation, and STABILIS LNG PORT ALLEN, LLC, a Texas limited liability company (hereinafter sometimes referred to individually as a “Debtor” and collectively as “Debtors”), each of whose principal place of business and chief executive office is located at 11750 Katy Freeway, Suite 900, Houston, Texas, 77079, and CADENCE BANK, a Mississippi state banking corporation (“Secured Party”), with offices at 1333 West Loop South, Suite 1700, Houston, Texas 77027. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in that certain Loan Agreement dated of even date herewith executed by Debtors and Secured Party, and all modifications, renewals, extensions, amendments, restatements and rearrangements thereof (the “Loan Agreement”), except as otherwise set forth herein.

As used herein, the term “Secured Party” shall include the “Secured Party” named above and its Affiliates with respect to any Rate Management Agreement. The term “UCC” shall mean the Texas Uniform Commercial Code, as same is in effect from time to time. Each term defined in the UCC and used herein, unless otherwise defined herein or in the Loan Agreement, shall have the meaning set forth in the UCC, and if defined in more than one Article of the UCC, shall have the meaning set forth in Article 9 of the UCC.

FOR VALUE RECEIVED, the receipt, adequacy and sufficiency of which are hereby acknowledged, Debtors grant to Secured Party the security interests (and the pledges and assignments as applicable) hereinafter set forth and agree with Secured Party as follows:

A.OBLIGATIONS SECURED. The security interest and pledges and assignments as applicable granted hereby are to secure punctual payment and performance of the following (all of which are herein separately and collectively referred to as the “Obligations”):

(i)The Loan Agreement;

(ii)That certain Revolving Line of Credit Note of even date herewith in the principal sum of Ten Million and No/100 Dollars ($10,000,000.00), executed by Debtors and payable to the order of Secured Party, and any and all modifications, renewals, extensions, amendments, restatements and rearrangements thereof;

(iii)The repayment of any amounts that Secured Party may advance or spend for the maintenance or preservation of the Collateral (as such term is hereinafter defined), and any other expenditures that Secured Party may make under the provisions of the Loan Agreement or this Security Agreement or for the benefit of Debtors, or any of them;

(iv)Any and all other indebtedness, liabilities and obligations whatsoever of Debtors, or any of them, to Secured Party, whether direct or indirect, absolute or contingent, primary or secondary, liquidated or unliquidated, due or to become due and whether now existing or hereafter arising and howsoever evidenced or acquired, whether joint or several, or joint and several, and whether in connection with the Loan Agreement or another transaction, including derivative-foreign exchange transactions or any treasury management or other services provided by

Secured Party or its affiliates, successors or assigns (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate network services), and whether evidenced by note, draft, acceptance, guaranty, open account, commercial credit card, stored value card, merchant card, letter of credit, surety agreement, interest rate hedging agreement, ISDA Master Agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates, or other document related to a Rate Management Transaction (all obligations, contingent or otherwise, whether now existing or hereafter arising, of Debtors, or any of them, to Secured Party arising under or in connection with any Rate Management Transaction being expressly included in the definition of “Obligations”);

(v)All amounts owed under any modifications, renewals, extensions, amendments, restatements and rearrangements of any of the foregoing; and

(vi)Any of the foregoing that arises after the filing of a petition by or against a Debtor under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Bankruptcy Code Section 362 or otherwise.

    Debtors acknowledge that the security interests hereby granted (a) equally secure (i) any Rate Management Agreement and (ii) the principal amount of the other Obligations and (b) shall secure all future advances as well as any and all other indebtedness, liabilities and obligations of Debtors, or any of them, to Secured Party whether now in existence or hereafter arising.

Notwithstanding the foregoing or any provision of this Security Agreement to the contrary, the definition of Obligations shall never be deemed to include any joint and several liability of a Debtor for (or grant of a security interest by a Debtor to support, as applicable) any Excluded Swap Obligations (as hereinafter defined) for purposes of determining any obligations of a Debtor. “Excluded Swap Obligation” means, with respect to a Debtor, any Swap Obligation (as hereinafter defined) of another Debtor if, and to the extent that, all or a portion of the joint and several liability of a Debtor with respect to, or the grant by a Debtor of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act (as hereinafter defined) or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of a Debtor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the joint and several liability of a Debtor, or the grant of such security interest by a Debtor, becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such joint and several liability or security interest, as applicable, is or becomes illegal or unlawful. “Swap Obligation” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extension and modifications thereof and substitutions therefor) under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transactions. “Swap Agreement” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act. “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

B.CROSS-COLLATERALIZED LOANS SECURED BY PROPERTY IN SPECIAL FLOOD HAZARD AREA. The parties covenant and agree that if any prior, current, or future loans or debts, other than the Notes, between Debtors, or any of them, and Secured Party (herein, the “Other Debts”), are cross-collateralized and secured through this Security Agreement, and such Other Debts are also secured by any means by a building, structure, or by real estate (herein, the “Secured Property”) located in an area designated as a special flood hazard area (“SFHA”) by the Administrator of the Federal Emergency Management Agency (herein, the “SFHA Debts”), the following provisions of this Section B become effective immediately upon such Secured Property becoming located in a SFHA (the “SFHA Date”).

1.Collateral Release. Notwithstanding any language to the contrary in this Security Agreement or any other Security Instrument, Secured Party releases and disclaims in full that portion of its security interest securing the Notes that is comprised of collateral secured by a SFHA Debt document or a SFHA Debt contract or agreement between Debtors, or any of them, and Secured Party. As of the SFHA Date, Secured Party shall not retain, via a cross-collateralization provision in any Security Instrument or otherwise, a security interest for the Notes in any SFHA Debt or the collateral securing any SFHA Debt.
2.No Other Changes to the Scope of the Collateral. Beyond the changes to the scope of Secured Party’s security interest for the Notes rendered by Section 1 of this Section B, no other aspect of Secured Party’s collateral or security interest for the Notes, as defined or established by the Security Instruments, is modified by this Section B. The provisions of this Section B do not affect, to any extent, the scope of the collateral or security interest securing the Notes, other than the changes set forth in Section 1 of this Section B.
3.This Section B Shall Control for All Conflicts. To the extent that the scope of Secured Party’s security interest for the Notes, as modified by the provisions of this Section B, does not align with the scope of the security interest as defined by any other provision of the Security Instruments, the parties agree that the provisions of this Section B shall control for all purposes in any conflicts regarding the scope of Secured Party’s security interest taken for the Notes after the date this Security Agreement is executed by the parties.
4.No Other Rights or Remedies Affected. Except as modified by this Section B, nothing shall otherwise impair, alter or diminish the effect, lien or encumbrance of this Security Agreement or any other Security Instrument, or any of the rights and remedies of the holder thereof.
5.Effective Date of this Section. This Section B shall not become effective prior to the SFHA Date.

C.DESCRIPTION OF COLLATERAL. Debtors hereby grant to Secured Party a security interest in (and hereby pledges and assigns as applicable) and agree that Secured Party shall continue to have a security interest in (and a pledge and assignment of, as applicable), the following property, whether now owned or existing or hereafter arising or acquired, and all products and proceeds thereof, and all replacements thereof, additions thereto and substitutions therefor, to-wit:

Accounts. All accounts (as such term is defined in Article 9 of the UCC), whether now owned or existing or hereafter arising or acquired by a Debtor, expressly including all notes, drafts, acceptances, instruments and chattel paper arising from any of the foregoing.

Deposit Accounts. All deposit accounts (as such term is defined in Article 9 of the UCC), whether now owned or existing or hereafter arising or acquired by a Debtor, now held or hereafter coming within Secured Party’s custody or control, including without limitation, all certificates of deposit and other depository accounts, whether such have matured or the exercise of Secured Party’s rights results in loss of interest or principal or other penalty on such deposits, but excluding deposits subject to tax penalties if assigned, trust accounts, payroll accounts, custodial accounts, escrow accounts and other similar deposit or securities accounts.

The term “Collateral” as used in this Security Agreement shall mean and include, and the security interest (and pledge and assignment as applicable) shall cover, all of the foregoing property, and the proceeds and products thereof, and all documents, books, records, journals, ledgers, vouchers, receipts, tickets, memoranda, contracts, correspondence and other records, writings or other data relating to any of the foregoing.

Notwithstanding anything herein to the contrary, Secured Party does not assume and shall have no responsibility for debts, obligations or liabilities of Debtors under any documents, instruments, agreements or other general intangibles included within the Collateral, and this Security Agreement shall not be deemed or construed to obligate Secured Party to take any action hereunder or thereunder, or to incur any expense, or to perform or discharge any obligation, duty or liability thereunder. Debtors hereby agree to indemnify, defend and hold harmless Secured Party from and against any and all claims, suits, actions, causes of action, judgments, damages and losses, whether direct or indirect, absolute or contingent, incurred or suffered by Secured Party as a result of or in connection with any documents, instruments, agreements or other general intangibles included within the Collateral or this Security Agreement, unless caused by Secured Party’s gross negligence or willful misconduct.

With respect to the deposit accounts pledged above, without prior notice to or demand upon Debtors, Secured Party may exercise its rights granted above at any time upon the occurrence and during the continuance of an Event of Default. Secured Party’s rights and remedies under this paragraph shall be in addition to and cumulative with any other rights or remedies at law and equity, including, without limitation, any rights of set-off to which Secured Party may be entitled.

D.REPRESENTATIONS, WARRANTIES AND COVENANTS OF DEBTORS. Debtors represent, warrant and covenant as follows:

1.Ownership; No Encumbrances. Except for the security interest (and pledges and assignments as applicable) granted hereby and as expressly permitted by the Loan Agreement, Debtors are, and as to any property acquired after the date hereof which is included within the Collateral, Debtors will be, the owners of all such Collateral free and clear from all charges, liens, security interests, adverse claims and encumbrances of any and every nature whatsoever.

2.Financing Statements. Debtors hereby authorize Secured Party to file financing statements and amendments thereto and other records (and hereby authorize and ratify any prior filings) without Debtors’ signatures thereon, to the maximum extent permitted by applicable law, in order to perfect, amend or continue Secured Party’s interest in the Collateral. This authorization shall be in addition to and cumulative with any such authority granted by applicable law, and shall expressly include the right to provide any other information deemed necessary or advisable by Secured Party. There is no financing statement or similar filing now on file in any public office covering any part of the Collateral, and Debtors will not execute and there will not be on file in any public office any financing statement or similar filing encumbering the Collateral except for financing statements filed or to be filed in favor of, or assigned or to be assigned on the date hereof to, Secured Party.

3.Accuracy of Information; No Changes. Each Debtor’s name as set forth in this Security Agreement conforms exactly to the name of such Debtor as indicated on the public record of such Debtor’s jurisdiction of organization which shows such Debtor to have been organized. All information furnished to Secured Party concerning Debtors, the Collateral and the Obligations (including without limitation each Debtor’s exact name, organizational structure, jurisdiction of organization, federal tax identification number and organization number, locations and addresses), or otherwise for the purpose of obtaining or maintaining credit, is or will be at the time the same is furnished, accurate and complete in all material respects. Further, no Debtor will change such Debtor’s name, organizational structure, jurisdiction of incorporation or organization, federal tax identification number, organization number, place of business, or chief executive office without thirty (30) days’ advance written notice to Secured Party.

4.Authority; Consent; Validity; Binding Obligation. Debtors have full right and authority to execute and perform this Security Agreement and to create the security interest (and pledges and assignment as applicable) created by this Security Agreement, without the necessity of obtaining any consents or approvals of, or the taking of any other action with respect to, any third parties (or if any such consents or approvals are required they have been obtained and delivered to Secured Party, or if any such other actions are required they have been taken). This Security Agreement, when fully executed by the parties hereto, will constitute the legal, valid and binding agreement of Debtors, enforceable against Debtors in accordance with its terms. The making and performance by Debtors of this Security Agreement will not violate any certificate of formation, articles of incorporation, articles of organization, bylaws, operating agreement, certificate of limited partnership, partnership agreement, or similar document respecting Debtors, any provision of law, any order of court or governmental agency, or any indenture or other agreement to which a Debtor is a party, or by which a Debtor or a Debtor’s property is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture or other agreement, or result in the creation or imposition of any charge, lien, security interest, claim or encumbrance of any and every nature whatsoever upon the Collateral, except as contemplated by this Security Agreement.

5.Debtors’ Locations and Addresses. The address of each Debtor designated at the beginning of this Security Agreement is such Debtor’s place of business if Debtor is an organization and has only one place of business; such Debtor’s chief executive office if Debtor is an organization and has more than one place of business; or such Debtor’s residence if Debtor is an individual or sole proprietorship. Each Debtor agrees not to change such address without thirty (30) days’ advance written notice to Secured Party.

6.Solvency; No Fraudulent Transfer. Debtors (i) are solvent with assets of a value that exceeds the amount of their liabilities, (ii) are able to meet its debts as they mature, and (iii) in Debtors’ reasonable opinion, have adequate capital to conduct the businesses in which they are engaged. The value of the consideration received and to be received by each Debtor in connection with the Obligations is reasonably worth at least as much as the liabilities and obligations of such Debtor incurred or arising under this Security Agreement, the Loan Agreement and all related papers and arrangements.

E.GENERAL COVENANTS. Debtors covenant and agree as follows:

1.Compliance with Laws. Debtors shall comply in all material respects with all applicable statutes, laws, ordinances and regulations.

2.Assessments. Subject to Debtors’ right to contest the same in good faith, provided Debtors establish reserves therefor in accordance with GAAP. Debtors shall pay when due all taxes, assessments, license fees, registration fees, and governmental charges levied or assessed against Debtors or with respect to the Collateral or any part thereof.

3.No Transfer. Debtors shall not, without the prior written consent of Secured Party, sell, assign, transfer, encumber, hypothecate or dispose of the Collateral, or any part thereof, or interest therein, or offer to do any of the foregoing; provided that this covenant shall not impair Debtors’ ability to spend cash, or to write down or write off accounts receivable in the ordinary course of business.

4.Notices and Reports. Debtors shall promptly notify Secured Party in writing of any proposal to change the name, identity, jurisdiction of incorporation or organization, place of business, chief executive office, residence or organizational structure of a Debtor, or of any charge, lien, security interest, claim or encumbrance asserted against the Collateral, any litigation against a Debtor, and any other material matter adversely affecting a Debtor or the Collateral. Debtors shall furnish such other reports, information and data regarding each Debtor’s financial condition and operations, the Collateral and such other matters as Secured Party may request from time to time.

5.Intentionally Deleted.

6.Protection of Collateral. Secured Party, at its option, during the continuance of an Event of Default, but without any obligation whatsoever to do so, may (a) discharge taxes, claims, charges, liens, security interests, assessments or other encumbrances of any and every nature whatsoever at any time levied, placed upon or asserted against the Collateral, or (b) take any other action to preserve and protect the Collateral and Secured Party’s rights and remedies under this Security Agreement as Secured Party may deem necessary or appropriate. Debtors agree that Secured Party shall have no duty or obligation whatsoever to take any of the foregoing action. Debtors agree to promptly reimburse Secured Party upon demand for any payment made or any expense incurred by Secured Party pursuant to this authorization. These payments and expenditures, together with interest thereon from date incurred until paid by Debtors at the

Default Rate, which Debtors agree to pay, shall constitute additional Obligations and shall be secured by and entitled to the benefits of this Security Agreement.

7.Records; Inspection. Debtors shall maintain true, complete and accurate records of the Collateral and all products and proceeds thereof, and shall at all reasonable times allow Secured Party, by or through any of its officers, agents, attorneys or accountants, to examine the Collateral, wherever located, and to examine and make copies of or extracts from Debtors’ books and records.

8.Proceeds. Debtors shall account fully and faithfully for, and if Secured Party so elects promptly pay or turn over to Secured Party, the proceeds (in whatever form) of the Collateral, including without limitation any payments received under or with respect to any account, investment property, general intangible, document, instrument or chattel paper pledged or encumbered hereby.

9.Further Assurances; Control. Debtors shall do, make, procure, execute and deliver all such additional and further acts, things, deeds, interests and assurances as Secured Party may request from time to time to create, perfect or continue Secured Party’s security interests and to protect, assure and enforce Secured Party’s rights and remedies. Debtors shall, at any time and from time to time, take such steps as Secured Party may reasonably request for Secured Party to obtain “control,” in any manner required by Secured Party, of any investment property, deposit account, letter of credit right, or electronic chattel paper (as such terms are defined in Article 9 of the UCC), pursuant to agreements establishing control in form and substance satisfactory to Secured Party, and otherwise to insure the continued perfection of Secured Party’s security interests in any of the Collateral, and the preservation of Secured Party’s rights therein. None of the Collateral is currently subject to any agreement establishing such “control” in favor of any third party.

10.Documents, Instruments, Agreements and Other General Intangibles. Debtors shall keep Secured Party promptly and fully informed of all circumstances bearing upon the documents, instruments, agreements and other general intangibles included within the Collateral, including without limitation with respect to any defaults or alleged defaults thereunder, and Debtors shall not, without the prior written consent of Secured Party, waive any of its rights or remedies under any such documents, instruments, agreements and other general intangibles.

F.ADDITIONAL PROVISIONS REGARDING ACCOUNTS. The following provisions shall apply to all accounts included within the Collateral:

1.Additional Warranties. As of the time any account becomes subject to the security interest (or pledge or assignment as applicable) granted hereby, Debtors shall be deemed further to have warranted as to each and all of such accounts as follows: (a) each account and all papers and documents relating thereto are genuine and in all respects what they purport to be; (b) each account is valid and subsisting and arises out of a bona fide sale or lease of goods sold or leased and delivered to, or out of and for services theretofore actually rendered by Debtors to, the account debtor named in the account; (c) the amount of the account represented as owing is the correct amount actually and unconditionally owing except for normal cash discounts and is not subject to any set-offs, credits, defenses, deductions or countercharges; and (d) one or more Debtors is the owner thereof free and clear of any charges, liens, security interests, adverse claims and encumbrances of any and every nature whatsoever.

2.Collection of Accounts. Secured Party shall have the right in its own name or in the name of Debtors, during the continuance of an Event of Default, to require Debtors forthwith to transmit all proceeds of collection of accounts to Secured Party, to notify any and all account debtors to make payments of the accounts directly to Secured Party, to demand, collect, receive, receipt for, sue for, compound and give acquittal for, any and all amounts due or to become due on the accounts and to endorse the names of Debtors on all commercial paper given in payment or part payment thereof, and in Secured Party’s discretion to file any claim or take any other action or proceeding that Secured Party may deem necessary or appropriate to protect and preserve and realize upon the accounts and related Collateral. Unless and until Secured Party elects to collect accounts, and the privilege of Debtors to collect accounts is revoked by Secured Party in writing, Debtors shall continue to collect accounts, account for same to Secured Party. In order to assure collection of accounts in which Secured Party has a security interest (or which have been pledged or assigned to Secured Party as applicable) hereunder, Secured Party may notify the post office authorities to change the addresses for delivery of mail addressed to Debtors to such addresses as Secured Party may designate, and to open and dispose of such mail and receive the collections of accounts included herewith. Secured Party shall have no duty or obligation whatsoever to collect any account, or to take any other action to preserve or protect the Collateral; however, Debtors release Secured Party from any claim or claims for loss or damage arising from any act or omission of Secured Party and its officers, directors, employees or agents, should Secured Party elect to collect any account or take possession of any Collateral.

3.Identification and Assignment of Accounts. Upon Secured Party’s request, during the continuance of an Event of Default, Debtors shall take such action and execute and deliver such documents as Secured Party may request in order to identify, confirm, mark, segregate and assign accounts and to evidence Secured Party’s interest in same. Without limitation of the foregoing, Debtors, upon request, agree to assign accounts to Secured Party, identify and mark accounts as being subject to the security interest (or pledge or assignment as applicable) granted hereby, mark Debtors’ books and records to reflect such security interests, pledges and assignments, and forthwith to transmit to Secured Party in the form received any and all proceeds of collection of such accounts.

4.Intentionally Deleted.

5.Segregation of Returned Goods. Returned or repossessed goods arising from or relating to any accounts included within the Collateral shall, if requested by Secured Party, be held separate and apart from any other property. Debtors shall, as often as requested by Secured Party, report to Secured Party the appropriate identifying information with respect to any such returned or repossessed goods relating to accounts included in assignments or identifications made pursuant hereto.

G.EVENTS OF DEFAULT. Each “Event of Default” under the Loan Agreement shall constitute an “Event of Default” hereunder.

H.REMEDIES. During the continuance of an Event of Default, or if Secured Party deems payment or performance of the Obligations to be insecure, or if the Collateral taken as a whole becomes, in the judgment of Secured Party, impaired, unsatisfactory or insufficient in character or value, or if Secured Party in good faith believes that the prospect of payment or performance of the Obligations is materially impaired, Secured Party, at its option, shall be entitled to exercise any one or more of the following remedies (all of which are cumulative) on the terms and conditions set forth below:

1.Declare Obligations Due. Secured Party, at its option, may declare the Obligations (including without limitation all unpaid principal and accrued but unpaid interest, but expressly excluding any Obligations related to any Rate Management Transaction) or any part thereof immediately due and payable, without demand, notice of intention to accelerate, notice of acceleration, notice of non-payment, presentment, protest, notice of dishonor, or any other notice whatsoever, all of which are hereby waived by Debtors and any maker, endorser, guarantor, surety or other party liable in any capacity for any of the Obligations.

2.Rights of Secured Party. Secured Party shall have all of the rights and remedies provided for in this Security Agreement and in any other agreements executed by Debtors, or any of them, the rights and remedies in the UCC, and any and all of the rights and remedies at law or in equity, all of which shall be deemed cumulative. Without limiting the foregoing, Debtors agree that Secured Party shall have the right to (a) require Debtors to assemble the Collateral and make it available to Secured Party at a place designated by Secured Party that is reasonably convenient to both parties, which Debtors agree to do; (b) take possession of the Collateral, with or without process of law, and, in this connection, enter any premises where the Collateral is located to remove same; (c) sell or otherwise dispose of the Collateral, by public or private proceedings, for cash or credit, without assumption of credit risk, and disclaiming any warranties of title; and/or (d) whether before or after an Event of Default, collect and receipt for, compound, compromise, and settle, and give releases, discharges and acquittances with respect to, any and all amounts owed by any person or entity with respect to the Collateral.

3.Notice of Sale. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will send Debtors reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition will be made. Any requirement of reasonable notice to a Debtor shall be met if such notice is mailed, postage prepaid, to such Debtor at the address of such Debtor designated in this Security Agreement, at least ten (10) days before the day of any public sale or at least ten (10) days before the time after which any private sale or other disposition will be made.

4.Payment from Debtors’ Funds. Without limiting the foregoing, Debtors agree that Secured Party shall have the right to demand payment of the Obligations from the funds in or credited to any Deposit Account, or otherwise payable to Debtors with respect to the Collateral or any portion thereof. Upon written demand from Secured Party, the depository of the Deposit Account or any other Collateral, and the issuer of any instrument or other Collateral, is hereby authorized and directed by Debtors to make payment directly to Secured Party of the funds in or credited to the Deposit Account, or otherwise payable to Debtors with respect to the Collateral or any portion thereof, and such depository or issuer shall be protected fully in relying upon the written statement of Secured Party that the Deposit Accounts or other amounts are at the time of such demand assigned hereunder and that Secured Party is entitled to payment of the Obligations therefrom. Debtors hereby authorize Secured Party, for so long as any Obligations remain unpaid (a) to withdraw any and all funds on deposit in or payable on the Deposit Accounts or other Collateral; (b) on behalf of Debtors to endorse the names of Debtors upon any checks, drafts or other instruments payable to a Debtor evidencing payment on the Deposit Accounts or other Collateral; (c) to surrender or present for notation of withdrawal the passbook, certificate or other documents issued to Debtors in connection with any Deposit Account or other Collateral; and/or (d) to collect and receipt for, compound, compromise, and settle, and give releases, discharges and acquittances with respect to, any and all amounts owed by any person or entity with respect to the Collateral. Secured Party shall not be liable for any loss of interest on or any penalty or charge assessed by any depository institution against funds in, payable or credited to any Deposit Account or other Collateral, as a result of Secured Party’s exercising any of its rights or remedies under this Security Agreement.

5.Claims and Collection of Funds. In addition, Debtors hereby irrevocably authorize and empower Secured Party, in Secured Party’s sole discretion, during the continuance of an Event of Default hereunder, to (i) assert, either directly or on behalf of Debtors, any claims Debtors may have from time to time under or with respect to the Collateral (including without limitation any deposit accounts, general intangibles, chattel paper, documents or instruments included therein), as Secured Party may deem proper; and (ii) receive and collect any amounts due to Debtors in respect of the Collateral (including without limitation any general intangibles, chattel paper, documents or instruments included therein) and to apply all such amounts on account of the Obligations in accordance with the terms of the Loan Agreement or any other documents evidencing or securing the Obligations or otherwise in such priority and fashion as Secured Party may deem appropriate; provided, however, that (a) no amounts received from any Debtor that is not a Qualified ECP Guarantor, as hereinafter defined, shall be applied to any portion of the Excluded Swap Obligations and (b) no proceeds or other sums received as contemplated in this section shall be applied to any Excluded Swap Obligation of a Debtor. “Qualified ECP Guarantor” means, in respect of any Swap Obligation, (I) a Debtor that is not an individual and that has total assets exceeding $10,000,000 at the time the relevant joint and several liability or grant of a relevant security interest becomes or would become effective with respect to such Swap Obligation or (II) such entity as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act or (C) an individual who, or an entity that otherwise, meets the definition of “eligible contract participant” at such time under the Commodity Exchange Act or any regulations promulgated thereunder.. Debtors hereby irrevocably make, constitute and appoint Secured Party (and all officers, employees or agents designated by Secured Party) as Debtors’ true and lawful attorney-in-fact for the purpose of enabling Secured Party to assert and collect such claims and to apply such monies in the manner set forth herein.

6.Set Off. Secured Party shall have the right to set off and apply against the Obligations, at any time and without notice to Debtors, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Secured Party to Debtors if the Obligations are then due in whole or in part.

7.Compliance with Law. Secured Party may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to affect adversely the commercial reasonableness of any sale of the Collateral.

8.Waiver. Debtors hereby waive demand, notice, presentment, notice of acceleration, notice of intent to accelerate, protest and any and all other notices and demands of any action taken by Secured Party, or in connection with the Obligations, or any party thereto, or the pledges and assignments contained herein, except as to notice or demand specifically required under the UCC or other applicable law or statute.

9.Expenses. Debtors shall be liable for and agree to pay the expenses incurred by Secured Party in enforcing its rights and remedies, in retaking, holding, selling or disposing of the Collateral, or like expenses, including, without limitation, attorneys’ fees and legal expenses incurred by Secured Party. If the validity or the priority of this Security Agreement or of any material rights, titles, security interests or other interests created or evidenced hereby shall be attacked, endangered or questioned, or if any legal proceedings are instituted with respect thereto, Debtors will give prompt written notice thereof to Secured Party and at Debtors’ own cost and expense will diligently endeavor to cure any material defect that may develop or be claimed, and will take all necessary and proper steps for the defense of such legal proceedings, and Secured Party (whether or not named as a party to such legal proceedings) is hereby authorized and empowered to take such additional steps as in Secured Party’s judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of this Security Agreement, and the material rights, titles, security interests and other interests created or evidenced hereby, and all costs and expenses so incurred of every kind and character (including without limitation attorneys’ fees and expenses) shall be reimbursed to Secured Party by Debtors. These expenses, together with interest thereon from date incurred until paid by Debtors at the Default Rate, which Debtors agree to pay, shall constitute additional Obligations and shall be secured by and entitled to the benefits of this Security Agreement.

10.Proceeds; Surplus; Deficiencies. Proceeds received by Secured Party from the Collateral or the disposition of the Collateral shall be applied toward Secured Party’s expenses and other Obligations and in such order or manner as Secured Party may elect (although any swap Obligations related to a Rate Management Transaction shall be at least pari passu with the Obligation to repay the principal of the loan secured hereby); provided, however, that (a) no amounts received from any Debtor that is not a Qualified ECP Guarantor shall be applied to any portion of the Excluded Swap Obligations and (b) no proceeds or other sums received as contemplated in this section shall be applied to any Excluded Swap Obligation of a Debtor. Debtors shall be entitled to any surplus if one results after lawful application of the proceeds, provided that if Secured Party sells any of the Collateral on credit, (a) Debtors will be credited only with payments actually made by the purchaser thereof, received by Secured Party and applied to the Obligations, and (b) in the event such purchaser fails to pay for the Collateral, Secured Party may resell the Collateral and Debtors shall be credited with the proceeds of sale. Debtors shall remain liable for any deficiency.

11.Remedies Cumulative. The rights and remedies of Secured Party are cumulative and the exercise of any one or more of the rights or remedies shall not be deemed an election of rights or remedies or a waiver of any other right or remedy. Secured Party may remedy any default and may waive any default without waiving the default remedied or without waiving any other prior or subsequent default.

I.OTHER AGREEMENTS.

1.Reinstatement of Agreement. Debtors agree that, if at any time all or any part of any payment previously applied by Secured Party to the Obligations is or must be returned by Secured Party or is recovered from Secured Party for any reason (including the order of any bankruptcy court), this Security Agreement shall automatically be reinstated to the same effect as if the prior application had not been made. Debtors hereby agree to indemnify Secured Party and Secured Party’s agents against, and to save and hold Secured Party harmless from, any required return by Secured Party, or recovery from Secured Party, of any such payment because of its being deemed preferential under applicable bankruptcy, receivership or insolvency laws, or for any other reason.

2.Savings Clause. Notwithstanding any provision to the contrary herein, or in any of the documents evidencing the Obligations or otherwise relating thereto, no such provision shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable usury laws. If any such excessive interest is so provided for, then in such event (i) the provisions of this section shall govern and control, (ii) neither Debtors nor Debtors’ successors or assigns or any other party liable for the payment thereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount permitted by law, (iii) any such excess interest that may have been collected shall be, at the option of the holder of the instrument evidencing the Obligations, either applied as a credit against the then unpaid principal amount thereof or refunded to the maker thereof, and (iv) the effective rate of interest shall be automatically reduced to the maximum lawful rate under applicable usury laws as now or hereafter construed by the courts having jurisdiction.

3.Joint and Several Responsibility. The obligations of Debtors hereunder shall be joint and several.

4.No Waiver by Secured Party. Secured Party shall not be deemed to have waived any of its rights or remedies in respect of the Obligations or the Collateral unless such waiver shall be in writing and signed by Secured Party. No delay or omission on the part of Secured Party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of Secured Party with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as Secured Party deems expedient.

5.Suretyship Waivers by Debtors. Debtors waive demand, notice of acceleration, notice of intention to accelerate, notice of nonpayment, presentment, notice of dishonor, protest, notice of acceptance of this Security Agreement, notice of credit extended, Collateral received or delivered, or other action taken in reliance hereon, and all other demands and notices of any description. With respect to both the Obligations and the Collateral, Debtors assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromise or adjustment of any thereof, all in such manner and at such time or times as Secured Party may deem advisable. Secured Party shall have no duty as to collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as required by law. Debtors further waive any and all other suretyship defenses.

6.Marshalling. Secured Party shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Debtor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of Secured Party’s rights and remedies under this Security Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations are outstanding or by which any of the Obligations are secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Debtors hereby irrevocably waive the benefits of all such laws.

7.Severability. Any provision hereof found to be invalid by courts having jurisdiction shall be invalid only with respect to such provision (and then only to the extent necessary to avoid such invalidity). The offending provision shall be modified to the minimum extent possible to confer upon Secured Party the benefits intended thereby. Such provision as modified and the remaining provisions hereof shall be construed and enforced to the same extent as if such offending provision (or portion thereof) had not been contained herein, to the maximum extent possible.

8.Relationship to Other Agreements. This Security Agreement and the security interests (and pledges and assignments as applicable) herein granted are in addition to (and not in substitution, novation or discharge of) any and all prior or contemporaneous security agreements, security interests, pledges, assignments, liens, rights, titles or other interests in favor of Secured Party or assigned to Secured Party by others in connection with the Obligations. All rights and remedies of Secured Party in all such agreements are cumulative, but in the event of actual conflict in terms and conditions, the terms and conditions of the latest security agreement shall govern and control. In the event of actual conflict in the terms of this Security Agreement and the Loan Agreement, the Loan Agreement shall govern and control.

9.Notices. Any notice or demand given by Secured Party to a Debtor in connection with this Security Agreement, the Collateral or the Obligations shall be deemed given and effective upon deposit in the United States mail, postage prepaid, addressed to such Debtor at the address of such Debtor designated in this Security Agreement. Actual notice to a Debtor shall always be effective no matter how given or received.

10.Headings and Gender. Paragraph or section headings in this Security Agreement are for convenience only and shall be given no meaning or significance in interpreting this Security Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require.

11.Amendments. Neither this Security Agreement nor any of its provisions may be changed, amended, modified, waived or discharged orally, but only by an instrument in writing signed by the party against whom enforcement of the change, amendment, modification, waiver or discharge is sought.

12.Assignment; Binding Effect. Secured Party may from time to time assign the Obligations or any portion thereof and/or the Collateral or any portion thereof, and the Assignee shall be entitled to all of the rights and remedies of Secured Party under this Security Agreement in relation thereto. The provisions of this Security Agreement shall be binding upon the successors and assigns of Debtors, and all others who become bound as a debtor to this Security Agreement. The rights, powers and remedies of Secured Party hereunder shall inure to the benefit of the successors and assigns of Secured Party.

13.Governing Law; Venue; Jurisdiction. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE IN TEXAS, EXCEPT TO THE EXTENT TO WHICH TEXAS LAW DICTATES THAT THE LAWS OF ANOTHER STATE ARE TO GOVERN CERTAIN PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO THE CREATION, PERFECTION AND/OR FORECLOSURE OF THE LIENS AND SECURITY INTERESTS CREATED HEREIN, OR TO THE ENFORCEMENT OF SECURED PARTY’S RIGHTS

AND REMEDIES AGAINST THE COLLATERAL, IN WHICH EVENT THE LAWS OF SUCH OTHER STATE SHALL GOVERN. VENUE FOR ANY LITIGATION BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER OF THIS SECURITY AGREEMENT SHALL BE HARRIS COUNTY, TEXAS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO PERSONAL JURISDICTION IN TEXAS, AND WAIVES ALL OBJECTIONS TO PERSONAL JURISDICTION IN TEXAS AND VENUE IN HARRIS COUNTY FOR PURPOSES OF SUCH LITIGATION.

14.Waiver of Jury. DEBTORS AND SECURED PARTY HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATED TO THIS SECURITY AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO SECURED PARTY TO PROVIDE THE FINANCING SECURED HEREBY. DEBTORS HEREBY CERTIFY THAT NEITHER ANY REPRESENTATIVE OR AGENT OF SECURED PARTY NOR SECURED PARTY’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SECURED PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS WAIVER.

15.Waiver of Special Damages. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, EACH PARTY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS SECURITY AGREEMENT, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

16.Additional Documents. Debtors hereby agree that promptly upon the written request of Secured Party, Debtors will execute and/or deliver, and cause to be executed and/or delivered, whatever additional promissory notes, guaranties, security agreements, or other documents, instruments or agreements as Secured Party may request, or will correct or cause to be corrected any documents, instruments or agreements already executed or delivered. Any additional documents, instruments, agreements, revisions or corrections will be in conformity with the terms and conditions set forth in this Security Agreement. Any written request by Secured Party for additional documents, instruments or agreements or for revisions or corrections shall be conclusive evidence of the necessity for such additional documents, instruments, agreements, revisions or corrections.

17.Additional Information. Debtors acknowledge that Secured Party is subject to federal and state regulations requiring Secured Party to obtain, verify, and record information that identifies Secured Party’s customers. Debtors agree to provide Secured Party with any information Secured Party deems necessary to comply with all such regulations. Should Debtors fail to do so promptly, it shall be an Event of Default hereunder, entitling Secured Party to exercise all remedies available to Secured Party upon an Event of Default hereunder.

18.Electronic Signatures and Electronic Records. This Security Agreement may be executed by an Electronic Signature as that term is defined in, and in compliance with, 15 USC §7001 et seq, as may be amended and/or Texas Business & Commerce Code § 322.001 et seq, as may be amended. The parties hereto consent to the use of electronic and/or digital signatures by one or more parties on this Security Agreement and each other Security Instrument. This Security Agreement and any other Security Instruments may be signed electronically or digitally in a manner specified solely by Secured Party. Delivery of an executed counterpart of a signature page of this Security Agreement and any other Security Instrument(s) by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Security Agreement or such Security Instrument(s). The parties agree not to deny the legal effect or enforceability of any Security Instrument solely because (a) the Security Instrument is entirely in electronic or digital form, including any use of electronically or digitally generated signatures or (b) an electronic or digital record was used in the formation of the Security Instrument or (c) the Security Instrument was subsequently converted to an electronic or digital record by one or more parties. The parties agree not to object to the admissibility of any Security Instrument in the form of an electronic or digital record, or a paper copy of an electronic or digital document, or a paper copy of a document bearing an electronic or digital signature, on the grounds that the record or signature is not in its original form or is not the original of the Security Instrument or the Security Instrument does not comply with Chapter 26 of the Texas Business and Commerce Code. Debtors covenant and agree to deliver to Secured Party a manually signed original “wet signature” counterpart of this Security Agreement and each other Security Instrument upon Secured Party’s request and/or as soon as reasonably possible.

19.Multiple Counterparts. This instrument may be executed in multiple counterparts, each of which shall be an original, and all of which together shall constitute one and the same document.

20.Statute of Frauds. THIS SECURITY AGREEMENT, THE LOAN AGREEMENT, AND ALL DOCUMENTS AND INSTRUMENTS REFERENCED HEREIN OR IN THE LOAN AGREEMENT, OR EXECUTED IN CONNECTION WITH THIS SECURITY AGREEMENT OR THE LOAN AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN OR AMONG DEBTORS AND SECURED PARTY, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN OR AMONG DEBTORS AND SECURED PARTY. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG DEBTORS AND SECURED PARTY.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Security Agreement effective as of the date first above written.

DEBTORS:

                    STABILIS SOLUTIONS, INC.

                    By: _________________________________
                        Andrew L. Puhala, Authorized Person

STABILIS LNG EAGLE FORD LLC

                    By: _________________________________
                        Andrew L. Puhala, Authorized Person

STABILIS GDS, INC.

                    By: _________________________________
                        Andrew L. Puhala, Authorized Person

STABILIS LNG PORT ALLEN, LLC

                    By: _________________________________
                        Andrew L. Puhala, Authorized Person

SECURED PARTY:

                    CADENCE BANK

                    By: _________________________________
                        Timothy Ashe, Senior Vice President

Signature Page of Security Agreement